Amendment to Employment Agreement between
          Frontier Natural Gas Corporation and David B. Christofferson


WHEREAS Frontier Natural Gas Corporation, an Oklahoma Corporation, ("Frontier") and David B. Christofferson, an individual, ("Employee") have previously entered into that certain employment agreement dated effective the first day of January, 1993 a copy of which is attached hereto as Exhibit A and incorporated by reference (the "Employment Agreement") and

WHEREAS Frontier and Employee have agreed and settled all obligations of Frontier to Employee in regards to deferred compensation as called for in paragraph 5 of the Employment Agreement and

WHEREAS Employee and Frontier both desire to amend the Employment Agreement to reflect the satisfaction of all obligations for payment of deferred compensation pursuant to the Employment Agreement; now therefore

                      The Parties Hereby Agree as Follows:

1. Amendment. Employee and Frontier agree that the Employment Agreement shall be deemed amended such that paragraph 5 titled "Deferred Compensation" of the Employment Agreement, including sub-paragraphs 5.a., 5.b., 5.c., 5.d., 5.e., 5.f., and 5.g.shall be deleted from the Employment Agreement and the Employment Agreement shall be read as to all provisions as if said paragraph 5 had never been a part thereof.

2. Contract Remains Effective. Other than as specifically amended and as changed in this amendment, all provisions of the Employment Agreement shall remain in full force and effect and binding upon the parties hereto.

In Witness Thereof, the parties have executed and delivered this amendment effective as of the fifteenth day of August 1997.



/s/ illegible
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Frontier Natural Gas Corporation


/s/  David W. Berry
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Employee